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                                                                      EXHIBIT 21


Subsidiaries of the Registrant


Arthur H. Ltd., a Virginia corporation, d/b/a International Software Products

WorldTravel Technologies, L.L.C., a Georgia limited liability company.

Travel Technologies Group, L.P., a Georgia limited partnership.

Technology Licensing Company, LLC, a Georgia limited liability company.

Travel Technology, LLC, a Georgia limited liability company.

Fortdove Limited, a company incorporated under the laws of England and Wales.

WTT UK Limited, a company incorporated under the laws of England and Wales.